Patent Office Ruling in Favor of Neuralstem Leads to Stay of Stemcells Inc. Lawsuit

ROCKVILLE, Md., June 26 /PRNewswire-FirstCall/ -- Neuralstem Inc. (OTC Bulletin Board: NRLS) said today that StemCells Inc. (Nasdaq: STEM) has consented to a stay of the lawsuit it filed against Neuralstem in August 2006. The motion also stays Neuralstem's Counter Claims against StemCells Inc. indefinitely.

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The U.S. Patent Office recently ruled in favor of Neuralstem and ordered re-examinations of all the StemCells Inc. patents in a suit finding that there were "serious new questions of patentability" problems with each claim of every patent under re- examination.

Neuralstem has its own issued patents relating to its human neural stem cell technology. These patents are not being challenged in the litigation between the companies.

We have alleged in the litigation that the patents StemCells. Inc. was seeking to assert against us were invalid, and we are certainly not surprised that the Patent Office has now ruled that there are serious new questions of patentability with their claims," said Neuralstem CEO, Richard Garr.

About Neuralstem
Neuralstem's patent-protected technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia. The Company expects that its first Investigational New Drug (IND) application will be for the treatment of Ischemic Paraplegia, a form of paraplegia that sometimes results from the surgery to repair aortic aneurysms and for which there is no effective treatment The Company hopes to submit its initial IND application to the FDA and begin its first human trial during calendar year 2007.

Major Central Nervous System diseases targeted by the Company with research programs currently underway include: Ischemic Paraplegia, Traumatic Spinal Cord Injury, ALS, and Parkinson's Disease. The company's cells recently reversed paralysis in some rats with Ischemic Spastic Paraplegia in a study conducted at the University of California at San Diego, and published in the journal NEUROSCIENCE. They also extended the life of rats with ALS (Lou Gehrig's disease) in a paper published in the journal TRANSPLANTATION. The company has also developed immortalized human neural stem cells for in-vitro use in drug development for the academic and pharmaceutical markets. In May, Neuralstem, Inc. filed an application to be listed on the American Stock Exchange. For further information, please visit www.neuralstem.com.

This press release contains forward-looking statements. Neuralstem wishes to caution the readers of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, US FDA responses, and responses from other jurisdictions, to various regulatory submissions; SEC responses to various registration submissions; changes in corporate strategy; the need to raise additional capital; the success or failure of other private and public organizations and/or academic and corporate institutions engaged in stem cell research and development, and the market for stem cell research in general. For further information, please review the company's SB-2 filing with the Securities and Exchange Commission, and its 10-K for the year ending December 31, 2006.

SOURCE Neuralstem Inc.

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/CONTACT: Richard Garr, President of Neuralstem Inc., +1-301-366-4960; Investors: Ira Weingarten, +1-805-897-1880 or Steve Chizzik, +1-908-688-9111, both of Equity Communications; Media: Deanne Eagle of Planet Communications, +1-917-837-5866 /
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(NRLS STEM)